Filed pursuant to Rule 424(b)(3)

Registration No. 333-261852

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated January 5, 2022)

Cadre Holdings, Inc.

27,483,350 Shares of Common Stock

This prospectus supplement supplements the prospectus dated January 5, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-261852). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on April 14, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.  The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 27,483,350 shares of our common stock, $0.0001 par value per share (“Common Stock”). We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholders pursuant to the Prospectus and this prospectus supplement.

Our registration of the securities covered by the Prospectus and this prospectus supplement does not mean that the Selling Securityholders will offer or sell any of the shares. The Selling Securityholders may sell the shares of Common Stock covered by the Prospectus and this prospectus supplement in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

Our Common Stock is listed on The New York Stock Exchange under the symbol “CDRE”. On April 14, 2022, the closing price of our Common Stock was $23.70

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 11 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 14, 2022.

United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2022

CADRE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-40698 (Commission File Number)	38 3873146 (IRS Employer Identification Number)

13386 International Pkwy Jacksonville, Florida (Address of principal executive offices)	32218 (Zip Code)

Registrant’s telephone number, including area code: (904) 741-5400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.0001	CDRE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)       On April 12, 2022, Cadre Holdings, Inc. (the “Company”) appointed Ms. Deborah A. DeCotis to serve on the Company’s Board of Directors (the “Board”) until the Company’s next Annual Meeting of Stockholders and until her successor is duly elected and qualified. Ms. DeCotis was also appointed to serve as a member of the Board’s Compensation Committee.

Ms. DeCotis, 69 years old, has extensive investment banking, management, oversight and board experience. Ms. DeCotis is a retired managing director at Morgan Stanley & Co., Inc. and held several management and director positions with Morgan Stanley & Co., Inc. from June 1974 until December 2016. Since June 2014, Ms. DeCotis has served as a member of the board of directors of PIMCO Closed-End Funds and since January 2019, has served as its chairperson. Ms. DeCotis has served as a director on the Allianz Global Investors Capital LLC - Multi-Fund Board from June 2011 until July 2021. From March 2017 until July 2021, Ms. DeCotis served as a member of the board of directors of Watford Holdings Ltd., formerly a NASDAQ-listed company. From July 2002 until July 2007, Ms. DeCotis served as a member of the board of directors of Armor Holdings, Inc., formerly a New York Stock Exchange-listed company, as well as a member of its audit committee and governance committee. She also served as the executive vice-president for Sotheby Holdings, Inc. from December 1999 until September, 2001. She has served as a trustee of Smith College since June 2016 and as chairperson of the Smith College’s Investment Committee since June 2021. Ms. DeCotis previously served as a trustee on the board of Stanford University and also served as co-chair of the Special Projects Committee at Memorial Sloane Kettering Hospital. Ms. DeCotis holds a B.A. in Mathematics from Smith College and an M.B.A. from the Stanford Graduate School of Business, from which she graduated with distinction as a Miller Scholar. Based upon Ms. DeCotis’ extensive senior executive experience in the investment banking industry as well as her significant board and oversight experiences serving as a member of the boards and committees of public as well as private companies, the Company believes that Ms. DeCotis has the requisite set of skills to serve as a Board or Board committee member of the Company.

Ms. DeCotis will receive compensation as a non-employee director in accordance with Company’s director compensation program for non-employee directors.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   April 14, 2022

CADRE HOLDINGS, INC.

By:	/s/ Blaine Browers
Name:	Blaine Browers
Title:	Chief Financial Officer